Prospectus Supplement                                          FINOVA(R)
(To Prospectus dated March 17, 1998)



$100,000,000                                          FINOVA Capital Corporation
6.15% Notes Due                                           1850 N. Central Avenue
March 31, 2003                                                     P.O. Box 2209
                                                     Phoenix, Arizona 85002-2209
--------------------------------------------------------------------------------

                                 TERMS OF NOTES

*  Interest   paid  on  March  15  and    *  Global   security   held   by   The
   September  15,  accruing  from  the       Depository      Trust      Company,
   date we issue the Notes.                  generally.

*  First  interest   payment  date  on    *  No redemption  before maturity.  No
   September 15, 1998.                       sinking fund.

     For more details, see "Note Terms" and "Description of the Securities."


                                  TERMS OF SALE

                                        Underwriting
                        Price to       Discounts and      Proceeds to
                         Public         Commissions          FINOVA
                    ---------------   ---------------   ---------------

  Per Note              99.94%             0.500%           99.44%
  Total              $99,940,000         $500,000        $99,440,000


------------
Accrued interest from the issuance date will be added to the price to the public.



The  Notes  have  not   been  approved
or disapproved by the SEC or any state
securities commission.

None   of    those   authorities   has
determined that the Prospectus or this
Supplement is accurate or complete.

Any representation  to the contrary is     Book entry delivery of Notes expected
a  criminal offense.                       on   March   20,  1998,  subject   to
                                           conditions.


                            Citicorp Securities, Inc.


                                 March 17, 1998

                           FINOVA CAPITAL CORPORATION

     FINOVA    Capital     Corporation         FINOVA's   principal   lines   of
("FINOVA"  or  "us")  is  a  financial    business  are  detailed  more fully in
services company that provides a broad    the Prospectus. Those lines include:
range of financing and capital  market    Commercial Finance
products   to    mid-size    business,           * Business Credit
principally in the U.S. We concentrate           * Corporate Finance
on lending to midsize  businesses  and           * Inventory Finance
have  been in  operation  for  over 43           * Factoring Services
years.                                           * Rediscount Finance

     FINOVA extends  revolving  credit    Specialty Finance
facilities,  term loans, and equipment           * Commercial Equipment Finance
and real estate financing primarily to           * Communications Finance
"middle-market"     businesses    with           * Franchise Finance
financing   needs  falling   generally           * Healthcare Finance
between $500,000 and $35 million.                * Public Finance
                                                 * Portfolio Services
     We   operate   in   16   specific           * Resort Finance
industry or market  niches under three           * Specialty Real Estate Finance
market   groups.   We  selected  those           * Transportation Finance
groups   because  our   expertise   in
evaluating  the  credit-worthiness  of    Capital Markets
prospective  customers and our ability           * FINOVA Realty Capital
to provide value-added services enable           * FINOVA Investment Alliance
us to differentiate ourselves from our
competitors.    That   expertise   and
ability  also  enable  us  to  command
product   pricing   that   provides  a
satisfactory spread over our borrowing
costs.

                                   NOTE TERMS

     The     following     description    rate  series of  securities  under the
supplements the "Description of the Indenture dated as of March 20, 1998, Securities" section in the Prospectus. between us and The First National Bank
The Notes are to be issued as a sepa-     of Chicago, as Trustee.



Maximum Amount:               $100,000,000 principal amount

Maturity:                     March 31, 2003

Interest Rate:                6.15% per year

Interest Payment Dates:       March 15 and September 15, accruing from the  date
                              we issue the Notes. First interest payment date is September 15, 1998.

Interest Calculations:        Based on a 360-day year of twelve 30-day months

Redemption or Sinking Fund:   None

Form of Note:                 One  global  security, held  in  the  name  of The
                              Depository Trust Company, generally

Settlement and Payment:       Same-day -- immediately available funds

Secondary Trading Payments:   Same-day -- immediately available funds

                                  UNDERWRITING

     We have entered into an derwriter or those dealers may allow a Underwriting Agreement dated March 17, discount of 0.125% on sales to certain 1998 with Citicorp Securities, Inc., other dealers. After the initial
as Underwriter. The agreement provides    public  offering  of  the  Notes,  the
that the Underwriter will purchase all Underwriter may change the public of the Notes if any of the Notes are offering price, concession to dealers
purchased.  It need not  purchase  any    and discount.
Notes unless  certain  conditions  are
satisfied. We have agreed to indemnify         The  Notes  are  a new  issue  of
the Underwriter against certain securities with no established trading liabilities, including civil market. The Underwriter has advised us liabilities under the Securities Act that it intends to act as market maker of 1933, or to contribute to payments for the Notes. It is not obligated to which the Underwriter may be required do so, however, and it may discontinue
to make for those liabilities.            any market  making at any time without
                                          notice. Neither we nor the Underwriter
     We must also pay the  expenses of    can  assure  the   liquidity   of  any
this  offering,  which are expected to    trading market for the Notes.
be  $150,000.   Those   expenses  will
reduce the  proceeds of this  offering
received by us.                                The     Underwriter    and    its
                                          affiliates engage in transactions with
     The Underwriter advises us that or perform services for us in the it proposes to offer the Notes to the ordinary course of business. Those
public initially at the offering price    services   include    investment   and
set  forth on the  cover  page of this    commercial  banking  transactions  and
Supplement. It may offer the Notes to services, including serving as an certain dealers at that price less a agent and lender on some of our credit
concession of 0.250%. The Un-             agreements.

Prospectus                                           FINOVA(R)
----------                                           1850 North Central Avenue
                                                     P.O. Box 2209
                                                     Phoenix, Arizona 85002-2209


THE FINOVA(R) GROUP INC.

THE FINOVA(R) CAPITAL CORPORATION


By this prospectus, we may offer up to
$2,000,000,000 of our:

DEBT SECURITIES                           We will provide the specific  terms of
COMMON STOCK (including, for The these securities in supplements to FINOVA Group Inc., Rights to Purchase this prospectus. You should read this Junior Participating Preferred Stock) prospectus and the supplements
PREFERRED STOCK                           carefully before you invest.
DEPOSITARY SHARES
WARRANTS

FINOVA Capital Corporation is a wholly We may offer the securities directly owned subsidiary of The FINOVA Group or through underwriters, agents or
Inc.                                      dealers.  The supplement will describe
                                          the    terms    of   that    plan   of
                                          distribution.  "Plan of  Distribution"
                                          below also provides  more  information
                                          on this topic.



These   securities   have   not   been
approved or  disapproved by the SEC or
any state securities commission.

None   of   those    authorities   has
determined  that  this  prospectus  is
accurate or complete.

Any  representation to the contrary is
a criminal offense.


                  The date of this prospectus is March 17, 1998

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered under this prospectus. Those transactions include over-allotment, stabilizing transactions, short covering transactions and penalty bids. For a description of those activities, see "Plan of Distribution" in the prospectus. If begun, they may discontinue those activities at any time.


                       WHERE YOU CAN FIND MORE INFORMATION

     The FINOVA  Group  Inc.  ("FINOVA
Group") and FINOVA Capital Corporation
("FINOVA    Capital")   file   annual,
quarterly and current  reports,  proxy
and  information  statements and other       *  Portions of the Proxy Statements
information with the SEC. You may read          on   Schedule   14A  for  FINOVA
and copy any  document  we file at the          Group's    Annual   Meeting   of
SEC's   public   reference   rooms  in          Shareholders held on May 8, 1997
Washington,  D.C.,  New York, New York          and May 14, 1998 (expected to be
and Chicago, Illinois. Please call the          filed on March  19,  1998)  that
SEC  at  1-800-   SEC-0330   for  more          have   been    incorporated   by
information  on the  public  reference          reference into our 10-K.
rooms and their copy charges.  Our SEC
filings  are  also  available  to  the       *  Quarterly  Reports  on Form 10-Q
public  from  the  SEC's  web  site at          of  FINOVA   Group  and   FINOVA
http://www.sec.gov.   You   may   also          Capital for the  quarters  ended
inspect  our  SEC  reports  and  other          March 31, June 30 and  September
information  at  the  New  York  Stock          30, 1997.
Exchange,  20 Broad Street,  New York,
New York 10005.                              *  Current  Reports  on Form 8-K of
                                                FINOVA  Group dated  January 21,
     The SEC allows us to "incorporate          April 15,  July 15,  August  14,
by reference" the  information we file          and  October 1, 1997 and January
with them, which means we can disclose          19, 1998.
information to you by referring you to
those      documents.      Information       *  Current  Reports  on Form 8-K of
incorporated  by  reference is part of          FINOVA Capital dated January 23,
this  prospectus.   Later  information          April 17,  July 16, and  October
filed   with  the  SEC   updates   and          15, 1997 and January 20, 1998.
supersedes this prospectus.
                                               You may  request  a copy of those
     We  incorporate  by reference the    filings,  other than  exhibits,  at no
documents  listed below and any future    cost, by contacting us at:
filings   made   with  the  SEC  under
Sections 13(a),  13(c), 14 or 15(d) of           Treasurer
the  Securities  Exchange  Act of 1934           The FINOVA Group Inc.
until this offering is completed:                1850 North Central Avenue
                                                 P.O. Box 2209
   *  Annual  Reports  on Form 10-K of           Phoenix, Arizona 85002-2209
      FINOVA Group and FINOVA Capital.           (602) 207-6900


                                  THE COMPANIES

     FINOVA   Group  is  a   financial         We   operate   in   16   specific
services holding company. Through our industry or market niches under three principal subsidiary, FINOVA Capital, market groups. We selected those
we provide a broad range of  financing    groups   because  our   expertise   in
and capital market products to evaluating the credit-worthiness of mid-size business. We concentrate on prospective customers and our ability lending to midsize businesses. FINOVA to provide value-added services enable Capital has been in operation for over us to differentiate ourselves from our
43 years.                                 competitors.    That   expertise   and
                                          ability  also  enable  us  to  command
     We   extend    revolving   credit    pricing that  provides a  satisfactory
facilities,  term loans, and equipment    spread over our borrowing costs.
and real estate financing primarily to
"middle-market"     businesses    with         We  seek  to   maintain   a  high
financing   needs  falling   generally    quality   portfolio  and  to  minimize
between $500,000 and $35 million.         non-earning assets and write-offs.  We
                                          use   clearly   defined   underwriting
                                          criteria and
stringent     portfolio     management          these   companies  is  generally
techniques.  We diversify  our lending          between  $5   million   and  $25
activities  geographically and among a          million.   This  line   provides
range  of  industries,  customers  and          accounts      receivable     and
loan products.                                  inventory  financing  and  loans
                                                secured  by  equipment  and real
     Due  to  the   diversity  of  our          estate.
portfolio,  we  believe  we are better
able to manage competitive  changes in       *  Rediscount     Finance    offers
our  markets  and  to  withstand   the          revolving  credit  facilities to
impact   of   deteriorating   economic          the independent consumer finance
conditions  on a regional  or national          industry     including    sales,
basis.  There  can  be  no  assurance,          automobile, mortgage and premium
however,   that  competitive  changes,          finance    companies.    Typical
borrowers'    performance,    economic          transaction  sizes range from $1
conditions  or other  factors will not          million to $35 million.
result  in an  adverse  impact  on our
results  of  operations  or  financial    Specialty Finance
condition.
                                             *  Commercial   Equipment   Finance
     We  generate  interest,  leasing,          offers equipment  leases,  loans
fee and other income  through  charges          and  "turnkey"  financing  to  a
assessed on  outstanding  loans,  loan          broad     range    of    midsize
servicing,   leasing,   brokerage  and          companies.   Specialty   markets
other activities. Our primary expenses          include the  corporate  aircraft
are the costs of funding  our loan and          and emerging  growth  technology
lease  business,   including  interest          industries,            primarily
paid on debt,  provisions for possible          biotechnology  and  electronics.
credit  losses,   marketing  expenses,          Typical  transaction sizes range
salaries   and   employee    benefits,          from $500,000 to $15 million.
servicing and other operating expenses
and income taxes.                            *  Communications           Finance
                                                specializes in term financing to
Business Groups                                 advertising                  and
     We    operate    the    following          subscriber-supported  businesses
principal   lines  of  business  under          including  radio and  television
three market groups:                            stations,    cable    operators,
                                                outdoor  advertising  firms  and
   Commercial Finance                           publishers.  Typical transaction
                                                sizes  range  from $1 million to
   *  Business      Credit      offers          $40 million.
      collateral-oriented    revolving
      credit facilities and term loans       *  Franchise     Finance     offers
      for manufacturers, distributors,          equipment,   real   estate   and
      wholesalers      and     service          acquisition     financing    for
      companies.  Typical  transaction          operators     of     established
      sizes range from  $500,000 to $3          franchise concepts.  Transaction
      million.                                  sizes   generally   range   from
                                                $500,000 to $15 million.
   *  Corporate   Finance  provides  a
      full range of cash flow-oriented       *  Healthcare Finance offers a full
      and    asset-based    term   and          range   of   working    capital,
      revolving   loan   products  for          equipment    and   real   estate
      manufacturers,      wholesalers,          financing  products for the U.S.
      distributors,          specialty          health      care       industry.
      retailers  and   commercial  and          Transaction    sizes   typically
      consumer   service   businesses.          range  from   $500,000   to  $25
      Typical  transaction sizes range          million.
      from $2 million to $35 million.
                                             *  Public     Finance      provides
   *  Inventory    Finance    provides          tax-exempt   term  financing  to
      inbound and  outbound  inventory          state  and  local   governments,
      financing,              combined          non-profit    corporations   and
      inventory/accounts    receivable          entities    using     industrial
      lines  of  credit  and  purchase          revenue  or  development  bonds.
      order  financing  for  equipment          Typical  transaction sizes range
      distributors,        value-added          from $100,000 to $5 million.
      resellers       and      dealers
      nationwide.   Transaction  sizes       *  Portfolio    Services   provides
      generally range from $500,000 to          customized  receivable servicing
      $30 million.                              and  collections  for time-share
                                                developers and other  generators
   *  Factoring  Services  offers full          of consumer receivables.
      service  factoring  and accounts
      receivable  management  services       *  Resort   Finance    focuses   on
      for  entrepreneurial  and larger          construction,   acquisition  and
      firms,  primarily in the textile          receivables financing of
      and  apparel   industries.   The
      annual  factored volume of
      timeshare  resorts  worldwide as       *  FINOVA    Investment    Alliance
      well  as  term   financing   for          provides    equity    and   debt
      established  golf resort  hotels          financing for midsize businesses
      and   receivables   funding  for          in       partnership        with
      developers    of   second   home          institutional    investors   and
      communities. Typical transaction          selected fund sponsors.  Typical
      sizes  range  from $5 million to          transaction  sizes range from $2
      $35 million.                              million to $15 million.

   *  Specialty  Real  Estate  Finance         Both  FINOVA   Group  and  FINOVA
      provides term financing for Capital are Delaware corporations. hotel, anchored retail, office FINOVA Group was incorporated in 1991 and owner-occupied properties. to serve as the successor to The Dial Typical transaction sizes range Corp's financial services businesses. from $5 million to $25 million. Dial transferred those businesses to
                                          FINOVA   Group  in  March  1992  in  a
   *  Transportation           Finance    spin-off.   Since  that  time,  FINOVA
      structures equipment loans, Group has increased its total assets leases, acquisition financing from about $2.6 billion at December and leveraged lease equity 31, 1992 to $8.7 billion at December investments for commercial and 31, 1997. Income from continuing cargo airlines worldwide, operations increased from $37 million railroads and operators of other in 1992 to $139 million in 1997. We
      transportation           related    believe  FINOVA  Group ranks among the
      equipment. Typical transaction largest independent commercial finance sizes range from $5 million to companies in the U.S., based on total $30 million. Through FINOVA assets. The common stock of FINOVA
      Aircraft  Investors LLC,  FINOVA    Group is traded on the New York  Stock
      also  seeks  to use  its  market    Exchange.
      expertise and industry  presence
      to purchase,  upgrade and resell         FINOVA  Capital was  incorporated
      used commercial aircraft.           in  1965  and  is the  successor  to a
                                          California corporation that was formed
Capital Markets                           in  1954.  All  of  FINOVA   Capital's
                                          capital   stock  is  owned  by  FINOVA
   *  FINOVA      Realty       Capital    Group.
      specializes in providing capital
      markets-funded  commercial  real         Our principal  executive  offices
      estate financing products and are located at 1850 North Central commercial mortgage banking Avenue, P.O. Box 2209, Phoenix,
      services.   Typical  transaction    Arizona   85002-2209.   Our  telephone
      sizes  range  from $1 million to    number is (602) 207-6900.
      $5 million.

                         SELECTED FINANCIAL INFORMATION

     The following information was Annual Reports on Form 10-K. The derived from FINOVA Group's financial information is only a summary and You statements. does not provide all of should read our financial statements the information contained in our and other information that we have
financial  statements,  including  the    filed with the SEC.
related   notes,    and   Management's
Discussion  and Analysis.  Those items
are part of our

                                                     As of and for the Year Ended December 31,
                                    --------------------------------------------------------------------
                                         1997         1996           1995          1994          1993
                                         ----         ----           ----          ----          ----
                                               (Dollars in thousands, except per share data)
OPERATIONS:
Interest earned from financing
 transactions                      $   944,724    $   797,934    $   702,116   $   474,200   $   255,216
Interest margins earned                455,642        369,105        309,084       227,463       124,847
Provision for credit losses             69,200         41,751         37,568        10,439         5,706
Gains on sale of assets                 30,261         12,949         10,889         3,877         5,439
Income from continuing operations      139,098        116,493         93,798        73,770        37,846

Basic earnings from continuing
 operations per share              $      2.56    $      2.14    $      1.72   $      1.48   $      0.96
Basic earnings per share           $      2.56    $      2.15    $      1.79   $      1.49   $      0.95
Basic adjusted weighted average
 outstanding shares                 54,405,000     54,508,000     54,633,000    49,765,000    39,277,000

Diluted earnings from continuing
 operations per share              $      2.42    $      2.08    $      1.69   $      1.46   $      0.90
Diluted earnings per share         $      2.42    $      2.09    $      1.76   $      1.47   $      0.89
Diluted adjusted weighted average
 shares                             59,161,000     56,051,000     55,469,000    50,436,000    40,552,000
Dividend declared per common
 share                             $      0.52    $      0.46    $      0.42   $      0.37   $      0.34

FINANCIAL POSITION:
Investment in financing
 transactions                        8,399,456      7,298,759      6,348,079     5,342,979     2,846,571
Nonaccruing assets                     187,356        155,505        143,127       149,046       102,607
Reserve for credit losses              177,088        148,693        129,077       110,903        64,280
Total assets                         8,719,840      7,526,734      7,036,514     5,821,343     2,834,322
Total debt                           6,764,581      5,850,223      5,649,368     4,573,354     2,079,286

Company-obligated mandatory
 redeemable convertible
 preferred securities of subsidiary
 trust solely holding convertible
 debentures of FINOVA Group
 ("TOPrS")                             111,550        111,550            --            --            --
Shareowners' equity                  1,090,454        929,591        825,184       770,252       503,300

                     RATIO OF INCOME TO TOTAL FIXED CHARGES

                                                      Year Ended December 31,
                   -------------------------------------------------------------------------------------
                      1997               1996               1995               1994               1993
                      ----               ----               ----               ----               ----
FINOVA Group          1.54x              1.50x              1.44x              1.58x              1.53x
FINOVA Capital        1.54x              1.50x              1.44x              1.58x              1.50x

                    RATIO OF INCOME TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

Year Ended December 31,
                   -------------------------------------------------------------------------------------
                      1997               1996               1995               1994               1993
                      ----               ----               ----               ----               ----
FINOVA Group          1.52x              1.50x              1.44x              1.58x              1.50x
FINOVA Capital        1.54x              1.50x              1.44x              1.58x              1.46x

Variations in interest rates generally continuing operations before income do not have a substantial impact on taxes plus fixed charges. Fixed the ratio because fixed-rate and charges consist of interest and floating-rate assets are generally related debt expense, and a portion of matched with liabilities of similar rental expense determined to be
rate and term.  Income  available  for    representative of interest.
fixed   charges,   for   purposes   of
computing the above  ratios,  consists
of income from


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain    statements   in   this       *  Actions of our  competitors  and
prospectus  and  any  supplements  are          our  ability to respond to those
"forward-looking," in that they do not          actions.  FINOVA seeks to remain
discuss  historical  fact but  instead          competitive  without sacrificing
note future expectations, projections,          prudent lending standards. Doing
intentions or other items  relating to          business  under those  standards
the  future.   These   forward-looking          becomes more difficult, however,
statements   include   those  made  in          when competitors offer financing
documents    incorporated    in   this          with less stringent criteria. We
prospectus by reference.                        seek to maintain  credit quality
                                                at the risk of growth in assets,
     Forward-looking   statements  are          if necessary.
subject  to known and  unknown  risks,
uncertainties  and other  factors that       *  The  cost of our  capital.  That
may cause  FINOVA's  actual results or          cost  depends  on many  factors,
performance to differ  materially from          some of  which  are  beyond  our
those      contemplated     by     the          control,  such as our  portfolio
forward-looking  statements.  Many  of          quality, ratings,  prospects and
those factors are noted in conjunction          outlook.
with the forward-looking statements in
the text. Other important factors that       *  Changes      in       government
could cause  actual  results to differ          regulations,   tax   rates   and
include:                                        similar  matters.  For  example,
                                                government   regulations   could
   *  The  results  of our  efforts to          significantly  increase the cost
      implement    FINOVA's   business          of  doing   business   or  could
      strategy.   Failure   to   fully          eliminate certain tax advantages
      implement our business  strategy          of  some of  FINOVA's  financing
      might result in decreased market          products.
      penetration,  adverse effects on
      results of operations  and other       *  Other  risks   detailed  in  our
      adverse results.                          other SEC reports or filings.

   *  The    effect    of     economic         We  do  not   promise  to  update
      conditions  and the  performance    forward-looking information to reflect
      of   our   borrowers.   Economic    actual    results    or   changes   in
      conditions   in  general  or  in    assumptions   or  other  factors  that
      particular market segments could    could affect those statements.
      impact the  ability of  FINOVA's
      borrowers  to  operate or expand
      their  businesses,  which  might
      result in decreased  performance
      for     repayment    of    their
      obligations or reduce demand for
      additional financing needs.


                                 USE OF PROCEEDS

     We intend to use the net proceeds financing transactions and capital from the sale of the securities for expenditures. We will describe in the general corporate purposes. Those supplement any proposed use of
purposes   include  the  repayment  or    proceeds   other   than  for   general
refinancing of debt,  acquisitions  in    corporate purposes.
the   ordinary   course  of  business,
working capital, investment in

                         DESCRIPTION OF DEBT SECURITIES

Debt Securities                              *  FINOVA Capital may discharge the
                                                debt issued in any series at any
     The  following   summary  applies          time  by  depositing  sufficient
only to the debt  securities of FINOVA          funds  with the  Trustee  to pay
Capital.  If we issue debt  securities          the  obligations  when due.  All
of  FINOVA  Group,  we  will  describe          amounts  due to you on the  debt
those  securities  and  the  indenture          would  be  paid  by the  Trustee
under  which  they are  issued  in the          from the deposited funds.
applicable supplement.
                                             *  If FINOVA  Capital fails to meet
     The  debt  securities  of  FINOVA          these  obligations  on the debt,
Capital   will  be  issued   under  an          it will be in default.
indenture  (the  "Indenture")  between
FINOVA  Capital  and one or more  U.S.          Events of Default
banking  institutions  (a  "Trustee").          *  Principal not paid when due
The  Indenture  may but  need not have
separate   Trustees   for  senior  and          *  Sinking fund payment not made
subordinated debt.                                 when due

     The following  summary of certain          *  Failure to pay  interest  for
provisions  of  the  Indenture  is not             30 days after due
complete.   You  should  look  at  the
Indenture  that is filed as an exhibit          *  Covenants  not  performed for
to  the  Registration   Statement.  To             90 days after notice
obtain  a copy of the  Indenture,  see
"Where You Can Find More  Information"          *  Acceleration   of  at   least
on page 2.                                         $15.0  million  in  principal
                                                   amount  of  other   debt  not
     All  capitalized  terms  have the             rescinded  in 10  days  after
meanings specified in the Indenture.               notice

General   Indenture   Provisions  that          *  Bankruptcy,   insolvency   or
Apply to Senior and Subordinated Debt              other similar event

   *  The Indenture does not limit the          *  Any other event of default in
      amount  of  debt   that   FINOVA             the Indenture
      Capital  may issue  nor  provide
      holders  any  protection  should       *  The  Indenture   gives  you  the
      there  be  a  highly   leveraged          following  remedy if an Event of
      transaction     involving    our          Default occurs.
      company.
                                                Remedy
   *  If FINOVA  Capital  redeems debt          *  The Trustee or holders of 25%
      which  is  convertible  into its             of   the   principal   amount
      capital     stock    or    other             outstanding  in a series  may
      securities,    your   right   to             declare principal immediately
      convert  that debt into  capital             payable.  However, a majority
      stock or other  securities  will             in   principal   amount   may
      expire on the redemption date.               rescind this action.

   *  The   Indenture   allows  FINOVA    General
      Capital    to    merge   or   to         The  debt  securities  of  FINOVA
      consolidate with another Group and FINOVA Capital offered by company, or sell all or this prospectus will be limited to substantially all of its assets $2.0 billion principal amount. The to another company. If these Indenture does not limit the amount of events occur, the other company debt securities FINOVA Capital could
      will  be   required   to  assume    offer  under it.  FINOVA  Capital  can
      FINOVA                 Capital's    issue debt  securities  in one or more
      responsibilities on the debt, series, in each case as authorized by and FINOVA Capital will be us from time to time. Each series may released from all liabilities differ as to its terms. The debt
      and obligations.                    securities  will be  FINOVA  Capital's
                                          unsecured general  obligations and may
   *  The   Indenture   provides  that    or may not be  subordinated  to FINOVA
      holders  of a  majority  of  the    Capital's other general
      total  principal  amount  of the
      debt  outstanding  in any series
      may   vote   to    change    our
      obligations   or   your   rights
      concerning  that series of debt.
      But to  change  the  payment  of
      principal  or  interest,   every
      holder  in  that   series   must
      consent.

indebtedness. Those that are not issue debt securities only in subordinated are called "senior debt denominations of $1,000 or integral securities." The others are multiples of that amount, unless the
"subordinated debt securities."           supplement states otherwise.

     The  supplement  will address the    Global Securities
following    terms    of   the    debt         In General.  Debt  securities  in
securities:                               global form will be deposited  with or
                                          on  behalf  of  a  depositary.  Global
   *  Their title.                        securities  are  represented by one or
                                          more  global   certificates   for  the
   *  Any  limits  on  the   principal    series  registered  in the name of the
      amounts to be issued.               depositary   or  its   nominee.   Debt
                                          securities  in global  form may not be
   *  The dates on which the principal    transferred  except  as a whole  among
      is payable.                         the  depositary,  a  nominee  of  or a
                                          successor  to the  depositary  and any
   * The rates (which may be fixed or nominee of that successor. Unless variable) at which they shall otherwise identified in the bear interest, or the method for supplement, the depositary will be The
      determining rates.                  Depository Trust Company ("DTC").

   *  The   dates   from   which   the         No     Depositary    or    Global
      interest will accrue and will be    Securities.  If  a  depositary  for  a
      payable, or the method of series is unwilling or unable to determining those dates, and any continue as depositary, and a
      record  dates  for the  payments    successor  is  not   appointed  by  us
      due.                                within  90 days,  we will  issue  debt
                                          securities    of   that    series   in
   * Any provisions for redemption, definitive form in exchange for the conversion or exchange, at our global security or securities of that option or otherwise, including series. We also may determine at any the periods, prices and terms of time in our discretion not to use
      redemption or conversion.           global  securities for any series.  In
                                          that   event,   we  will   issue  debt
   *  Any  sinking   fund  or  similar    securities in definitive form.
      provisions, whether mandatory or
      at the  holder's  option,  along         Ownership     of    the    Global
      with  the  periods,  prices  and    Securities;  Beneficial Ownership.  So
      terms of redemption, purchase or    long as the  depositary or its nominee
      repayment.                          is the  registered  owner  of a global
                                          security, that entity will be the sole
   * The amount or percentage payable holder of the debt securities if we accelerate their maturity, represented by that instrument. The if other than the principal Trustee and we are only required to
      amount.                             treat the depositary or its nominee as
                                          the  legal  owner of those  securities
   *  Any  changes  to the  events  of    for all purposes under the Indenture.
      default or  covenants  set forth
      in the Indenture.                        Each  actual  purchaser  of  debt
                                          securities  represented  by  a  global
   *  The terms of  subordination,  if    security (a  "beneficial  owner") will
      any.                                not be  entitled  to receive  physical
                                          delivery of  certificated  securities,
   *  Whether   the   series   can  be    will not be  considered  the holder of
      reopened.                           those securities for any purpose under
                                          the Indenture, and will not be able to
   *  Any other terms  consistent with    transfer   or   exchange   the  global
      the Indenture.                      securities,  unless this prospectus or
                                          the   supplement    provide   to   the
     We may  authorize  and  determine    contrary. As a result, each beneficial
the terms of a series of debt owner must rely on the procedures of securities by resolution of our board the depositary to exercise any rights of directors or one of its committees of a holder under the Indenture. In or through a supplemental Indenture. addition, if the beneficial owner is not a direct or  indirect  participant
Form of Debt Securities                   in    the    depositary     (each    a
     The debt securities will be "participant") the beneficial owner issued in registered form. Unless the must rely on the procedures of the supplement otherwise provides, debt participant through which it owns its
securities  will be  issued  as one or    beneficial   interest  in  the  global
more  global  securities.  This  means    security.
that we will not issue certificates to
each holder.  We generally  will issue         The  laws of  some  jurisdictions
global securities in the total require that certain purchasers of principal amount of the debt securities take physical delivery of securities distributed in that series. the securities in certificated form.
We will                                   Those
laws and the above conditions may purchases of the debt securities must impair the ability to transfer be made by or through direct
beneficial  interests  in  the  global    participants,  which  will  receive  a
securities.                               credit  for  the   securities  on  the
                                          depositary's  records.  The beneficial
The Depository Trust Company              owner's ownership  interest is in turn
     The following is based on to be recorded on the direct and information furnished by DTC and indirect participants' records.
applies to the extent it is the Beneficial owners will not receive depositary, unless otherwise stated in written confirmations from the
a supplement:                             depositary of their purchase, but they
                                          are  expected to receive  them,  along
     Registered Owner. The debt with periodic statements of their securities will be issued as fully holdings, from the direct or indirect
registered  securities  in the name of    participants through whom they entered
Cede   &   Co.   (DTC's    partnership    into the transaction.
nominee).  One fully registered global
security  generally will be issued for         Transfers  of  interests  in  the
each $200 million principal amount of global securities will be made on the debt securities. The Trustee will books of the participants on behalf of deposit the global securities with the the beneficial owners. Certificates depositary. The deposit of the global representing the interest of the securities with DTC and its beneficial owners in the securities
registration in the name of Cede & Co.    will not be issued  unless  the use of
will   not   change   the   beneficial    global  securities  is  suspended,  as
ownership of the securities.              provided above.

     DTC   Organization.   DTC   is  a         The  depositary  has no knowledge
limited-purpose      trust     company    of the actual beneficial owners of the
organized under the New York Banking global securities. Its records only Law, a "banking organization" within reflect the identity of the direct the meaning of that law, a member of participants as owners of the the Federal Reserve System, a securities. Those participants may or "clearing corporation" within the may not be the beneficial owners. meaning of the New York Uniform Participants are responsible for Commercial Code and a "clearing keeping account of their holdings on
agency"     registered    under    the    behalf of their customers.
provisions   of  Section  17A  of  the
Securities  Exchange  Act of 1934,  as         Notices  Among  the   Depositary,
amended.                                  Participants  and  Beneficial  Owners.
                                          Notices  and other  communications  by
     DTC is owned by a number of its the depositary, its participants and direct participants and by the New the beneficial owners will be governed
York   Stock   Exchange,   Inc.,   the    by arrangements among them, subject to
American Stock Exchange,  Inc. and the    any legal requirements in effect.
National   Association  of  Securities
Dealers,   Inc.  Direct   participants         Voting  Procedures.  Neither  DTC
include    securities    brokers   and    nor Cede & Co. will give  consents for
dealers,   banks,   trust   companies,    or vote  the  global  securities.  The
clearing corporations and certain depositary generally mails an omnibus other organizations who directly proxy to us just after the applicable participate in DTC (each a "direct record date. That proxy assigns Cede & participant"). Other entities Co.'s consenting or voting rights to ("indirect participants") may access the direct participants to whose
DTC's system by clearing  transactions    accounts the  securities  are credited
through  or  maintaining  a  custodial    at that time.
relationship with direct participants,
either  directly  or  indirectly.  The         Payments.  Principal and interest
rules applicable to DTC and its payments made by us will be delivered participants are on file with the SEC. to the depositary. DTC's practice is
                                          to   credit    direct    participants'
     DTC Activities. DTC holds accounts on the applicable payment securities that its participants date unless it has reason to believe deposit with it. DTC also facilitates it will not receive payment on that the settlement among participants of date. Payments by participants to securities transactions, such as beneficial owners will be governed by transfers and pledges, in deposited standing instructions and customary
securities      through     electronic    practices,   as  is  the   case   with
computerized   book-entry  changes  in    securities   held  for   customers  in
participant's accounts. Doing so bearer form or registered in "street eliminates the need for physical name." Those payments will be the movement of securities certificates. responsibility of that participant, not the depositary, the Trustee or us,
     Participants' Records.  Except as    subject to any legal  requirements  in
otherwise  provided in this prospectus    effect at that time.
or a supplement,
                                               We are responsible for payment of
                                          principal,  interest and  premium,  if
                                          any, to the Trustee, who is
responsible to pay it to the applicable only to senior debt depositary. The depositary is securities. Those terms are determined responsible for disbursing those in accordance with generally accepted
payments to direct  participants.  The    accounting     principles,      unless
participants   are   responsible   for    specifically stated otherwise.
disbursing  payments to the beneficial
owners.                                        "Consolidated     Net    Tangible
                                          Assets"  means the total of all assets
Transfer or Exchange of Securities        reflected on the most recent quarterly
     You may transfer or exchange the or annual consolidated balance sheet debt securities (other than a global of FINOVA Capital and its consolidated security) without service charge at subsidiaries, at their net book values our office designated for that purpose (after deducting related depreciation, or at the office of any transfer agent depletion, amortization and all other or security registrar identified under valuation reserves), less the
the  Indenture.  You  must  execute  a    aggregate  of its current  liabilities
proper  form of  transfer  and pay any    and   those   of   its    consolidated
taxes and other  governmental  charges    Subsidiaries reflected on that balance
resulting  from that  action.  You may    sheet.    We   exclude   from   assets
transfer   or   exchange    the   debt    goodwill,  unamortized  debt  discount
securities (other than a global and all other like intangible assets. security) initially at our offices at For purposes of this definition, 1850 North Central Avenue, P.O. Box "current liabilities" include all 2209, Phoenix, Arizona 85002-2209 or indebtedness for money borrowed, at our office or agency established incurred, issued, assumed or for that purpose in New York, New guaranteed by FINOVA Capital and its
York.                                     consolidated  subsidiaries,  and other
                                          payables  and  accruals,  in each case
     Debt securities in the several payable on demand or due within one denominations will be interchangeable year of the date of determination, but without service charge, but we may exclude any portion of long-term debt
require  payment  to cover  taxes  and    maturing  within one year of that date
other governmental charges. The of determination, all as reflected on Trustee initially will act as the consolidated balance sheet of authenticating agent under the FINOVA Capital and its consolidated
Indenture.                                subsidiaries.

Same-Day Settlement and Payment                "Lien"  means any  lien,  charge,
     Unless the supplement otherwise claim, security interest, pledge, provides, the debt securities will be hypothecation, right of another under settled in immediately available any conditional sale or other title
funds.   We  will  make   payments  of    retention   agreement   or  any  other
principal and interest in  immediately    encumbrance    affecting    title   to
available funds.                          property.   Lien  includes  any  lease
                                          under    a    sale    and    leaseback
Payment and Paying Agent                  arrangement.
     If the  debt  securities  are not
held in  global  form,  we  will  make         "Subsidiary"       means      any
payment of principal and premium, if corporation a majority of the Voting any, against surrender of the debt Stock of which is owned, directly or securities at the principal office of indirectly, by FINOVA Capital or by
the Trustee in New York,  New York. We    one or more  Subsidiaries or by FINOVA
will pay any  installment  of interest    Capital and one or more Subsidiaries.
on  debt   securities  to  the  record
holder  on the  record  date  for that         "Restricted  Subsidiary"  is  any
interest. We can make those payments Subsidiary a majority of the Voting through the Trustee, as noted above, Stock of which is owned directly by by check mailed by first class mail to FINOVA Capital or by one or more the registered holders at their Restricted Subsidiaries, or by FINOVA registered address or by wire transfer Capital and one or more Restricted
to  an   eligible   account   of   the    Subsidiaries  and which is  designated
registered holder.                        as   a   Restricted    Subsidiary   by
                                          resolution of FINOVA  Capital's  board
     If  any  payments  of  principal,    of directors.
premium or  interest  are not  claimed
within  three  years  of the  date the         "Unrestricted  Subsidiary"  means
payment became due, those funds are to    any Subsidiary other than a Restricted
be repaid to us. The beneficial owners    Subsidiary.
of  those  interests  thereafter  will
look only to us for  payment for those         "Voting Stock" means stock of any
amounts.                                  class or classes (however  designated)
                                          having  ordinary  voting power for the
Certain Indenture Provisions              election  of a majority of the members
     Certain Definitions. The of the board of directors (or any following is a summary of certain governing body) of that corporation, terms defined in the Indenture and other than stock having that power only by reason of the  happening  of a
                                          contingency.

     Limitation    on    Liens.    The       *  Liens on property or  securities
Indenture provides that FINOVA Capital          existing when an entity  becomes
will  not  create,  assume,  incur  or          a   Restricted   Subsidiary   or
allow  to  be   created,   assumed  or          merges with FINOVA  Capital or a
incurred  or to exist  any Lien on any          Restricted Subsidiary,  provided
of  its   properties   unless   FINOVA          they   are   not   incurred   in
Capital   secures   the  senior   debt          anticipation of those events.
securities  equally and  ratably  with
any other  obligation  secured in that       *  Liens on property or  securities
manner.  The  Indenture  contains  the          existing    at   the   time   of
following     exceptions    to    that          acquisition.
prohibition:
                                             *  Liens  in a  total  amount  less
   *  Leases   of   property   in  the          than  $25   million,   excluding
      ordinary  course of  business or          Liens covered by the  exceptions
      if the property is not needed in          noted above.
      the operation of our business.
                                             *  Liens securing  indebtedness  of
   *  Purchase      money     security          FINOVA  Capital or a  Restricted
      interests that are  non-recourse          Subsidiary  provided  those  and
      to   FINOVA   Capital   or   its          similar Liens on indebtedness do
      Restricted  Subsidiaries  except          not exceed  10% of  Consolidated
      to the extent of the property so          Net Tangible  Assets,  excluding
      acquired  or any  proceeds  from          certain preexisting indebtedness
      that property, or both.                   and those Liens permitted above.

   *  Governmental     deposits     or         Merger, Consolidation and Sale of
      security as a condition to the Assets. FINOVA Capital cannot merge transaction of business or the with or into, consolidate with, sell exercise of a privilege, or to or lease all or substantially all of
      maintain  self-insurance,  or to    its  assets  to  or  purchase  all  or
      participate   in  any   fund  in    substantially   all  the   assets   of
      connection     with     worker's    another  corporation unless it will be
      compensation,       unemployment    the  surviving   corporation   or  the
      insurance,    pensions,   social    successor is  incorporated in the U.S.
      security or for appeal bonds.       and  assumes  all of FINOVA  Capital's
                                          obligations  under the debt securities
   * Liens for taxes or assessments and the Indenture, provided, and if not yet due or which are payable immediately after that transaction, no without a penalty or are being default will exist. A purchase by a contested in good faith and with Subsidiary of all or substantially all adequate reserves, so long as of the assets of another corporation foreclosure or similar will not be a purchase of those assets proceedings are not commenced. by FINOVA Capital. If, however, any of
                                          the   transactions   noted   in   this
   * Judgment Liens that have not paragraph occurs and results in a Lien remained undischarged or on any of FINOVA Capital's properties unstayed for more than six (except as permitted above), FINOVA
      months.                             Capital must simultaneously secure the
                                          senior  debt  securities  equally  and
   *  Incidental    or    undetermined    ratably  with the debt secured by that
      construction,    mechanics    or    Lien.
      similar  Liens  arising  in  the
      ordinary   course  of   business         Modification  of  the  Indenture.
      relating  to   obligations   not    The  Trustee  and FINOVA  Capital  may
      overdue or which are being amend the Indenture without consent of contested by FINOVA Capital or a the holders of debt securities to do Restricted Subsidiary in good certain things, such as establishing faith and deposits for releases the form and terms of any series of
      of such Liens.                      debt  securities.  FINOVA Capital must
                                          obtain  consent of holders of at least
   *  Zoning  restrictions,  licenses,    two-thirds  of  the  outstanding  debt
      easements       and      similar    securities  affected  by a  change  to
      encumbrances   or   defects   if    amend  the terms of the  Indenture  or
      immaterial.                         any  supplemental   indenture  or  the
                                          rights of the  holders  of those  debt
   *  Other  Liens  immaterial  in the    securities.
      aggregate  incidental  to FINOVA
      Capital's   or  the   Restricted         Unanimous consent is required for
      Subsidiary's business or changes to extend the fixed maturity property, other than for of any debt securities, reduce the
      indebtedness.                       principal,  redemption premium or rate
                                          of   interest,   extend  the  time  of
   *  Banker's   liens   and  set  off    payment of  interest,  change the form
      rights in the ordinary course of    of currency, limit the right to sue
      business.

   *  Leasehold  or  purchase  rights,
      exercisable       for       fair
      consideration,  arising  in  the
      ordinary course of business.

for payment on or after maturity of compensation and expenses incurred out the debt securities, adversely affect of any sums held or received by it
the  right,  if  any,  to  convert  or    before  making  any  payments  to  the
exchange   the  debt   securities   or    holders of the debt  securities of the
adversely  affect  the   subordination    defaulted series.
provisions,  if any. Unanimous consent
is also  required  to reduce the level         The right of any  holders of debt
of consents needed to approve any such securities of a series to commence an change. The Trustee must consent to action for any remedy is subject to
changes  modifying its rights,  duties    certain   conditions,   including  the
or immunities.                            requirement  that  the  holders  of at
                                          least 25% of that series  request that
     Defaults. Events of default under    the  Trustee  take  such  action,  and
the Indenture for any series are:         offer  reasonable   indemnity  to  the
                                          Trustee    against   its   liabilities
   *  Failure   for  30  days  to  pay    incurred in doing so.
      interest on any debt  securities
      of that series.                     Defeasance
                                               FINOVA  Capital  may  defease the
   * Failure to pay principal (other debt securities of a series, meaning than sinking fund redemptions) it would satisfy its duties under that
      or  premium,  if  any,  on  debt    series before  maturity.  It may do so
      securities of that series.          by  depositing  with the  Trustee,  in
                                          trust for the benefit of the  holders,
   * Failure for 30 days to pay any either enough funds to pay, or direct sinking fund installment on that U.S. government obligations that,
      series.                             together  with  the  income  of  those
                                          obligations  (without  considering any
   * Violation of a covenant under reinvestment), will be sufficient to the Indenture pertaining to that pay, the obligation of that series, series that persists for at including principal, premium, if any, least 90 days after FINOVA and interest. Certain other conditions Capital is notified by the must be met before it may do so. Trustee or the holders of 25% of FINOVA Capital must deliver an opinion
      the series.                         of  counsel  that the  holders of that
                                          series will have no Federal income tax
   *  Default in other  instruments or    consequences   as  a  result  of  that
      under any  other  series of debt    deposit.
      securities      resulting     in
      acceleration   of   indebtedness    Subordination
      over $15  million,  unless  that         The terms and  conditions  of any
      default is rescinded or subordination of subordinated debt discharged within 10 days after securities to other indebtedness of written notice by the Trustee or FINOVA Capital will be described in the holders of 10% of that the supplement relating to the
      series.                             subordinated   debt  securities.   The
                                          terms will  include a  description  of
   *  Bankruptcy,     insolvency    or    the indebtedness ranking senior to the
      similar event.                      subordinated   debt  securities,   the
                                          restrictions   on   payments   to  the
   * Any other event of default with holders of the subordinated debt respect to the debt securities securities while a default exists with
      of that series.                     respect  to senior  indebtedness,  any
                                          restrictions   on   payments   to  the
     If an event of default occurs and    holders  of  the   subordinated   debt
continues,  the Trustee or the holders    securities   following   an  event  of
of at least 25% of the series may default and provisions requiring declare those debt securities due and holders of the subordinated debt payable. FINOVA Capital is required to securities to remit certain payments
certify to the Trustee  annually as to    to holders of senior indebtedness.
its compliance with the Indenture.
                                               Because of the subordination,  if
     Holders  of  a  majority  of  the    FINOVA  Capital   becomes   insolvent,
principal of a series may control holders of the subordinated debt certain actions of the Trustee and may securities may recover less, ratably, waive past defaults for that series. than other creditors of FINOVA Except as provided in the Indenture, Capital, including holders of senior
the  Trustee  will  not be  under  any    indebtedness.
obligation  to  exercise  any  of  the
rights or  powers  vested in it by the    Conversion
Indenture  at the  request,  order  or         Debt     securities     may    be
direction of any holder  unless one or    convertible  into or exchangeable  for
more  of  them  shall   have   offered    common stock, preferred stock,
reasonable indemnity to the Trustee.

     If an event of default occurs and
is   continuing,   the   Trustee   may
reimburse  itself  for its  reasonable
other  debt  securities,  warrants  or    Concerning the Trustee
other of securities of FINOVA Capital,         The Trustee may, but need not be,
or  securities  of any other issuer or    one of  the  banks  in  one of  FINOVA
obligor.                                  Capital's  credit  agreements and from
                                          time  to  time   may   perform   other
                                          banking,  trust or related services on
                                          behalf  of  FINOVA   Capital   or  our
                                          customers.


                          DESCRIPTION OF CAPITAL STOCK

     The following summary of certain our preferred stock, if any. The provisions of the common stock, the holders of common stock do not have preferred stock, the junior preemptive rights to subscribe for or participating preferred stock (the purchase any shares of capital stock
"Junior   Preferred  Stock")  and  the    or other securities of FINOVA Group.
rights   to   purchase    the   Junior
Preferred   Stock  (the  "Rights")  of    Preferred Stock
FINOVA  Group  is  not  complete.  You         Under FINOVA Group's  certificate
should  refer  to the  certificate  of    of   incorporation,   the   board   is
incorporation and bylaws of FINOVA authorized, without stockholder Group, as amended, FINOVA Group's action, to issue preferred stock in certificate of designations for the one or more series, with the Junior Preferred Stock and the Rights designations, powers, preferences, Agreement dated as of February 15, rights, qualifications, limitations
1992,  as amended  and  restated as of    and    restrictions   as   the   board
September 14, 1995 (the "Rights determines. Thus, the board, without Agreement"), between FINOVA Group and stockholder approval, could authorize Harris Trust & Savings Bank, as the issuance of preferred stock with
successor   Rights  Agent.  To  obtain    voting,  conversion  and other  rights
copies of those documents, see "Where that could adversely affect the voting You Can Find More Information" on page power and other rights of the holders
2. If we issue capital stock of FINOVA of the common stock or that could make Capital, we will describe those it more difficult for another company securities in the applicable to enter into certain business
supplement.                               combinations  with FINOVA  Group.  See
                                          "-- Certain  Other  Provisions  of the
     FINOVA Group is authorized by its Certificate of Incorporation, the certificate of incorporation to issue Bylaws and Delaware Law -- Preferred
105,000,000  shares of capital  stock,    Stock" below.
consisting  of  5,000,000   shares  of
preferred  stock,  par value  $.01 per    Shareholder Rights Plan
share,   and  100,000,000   shares  of         In 1992,  FINOVA Group issued one
common  stock,   par  value  $.01  per    Right  for each  outstanding  share of
share. As of October 3, 1997, there common stock. FINOVA Group has and were 54,441,678 shares of common stock will continue to issue one Right with outstanding (excluding 2,401,728 each newly issued share of its common treasury shares held by FINOVA Group) stock (including stock issued on and no shares of preferred stock conversion of preferred securities). outstanding. However, FINOVA Group has The obligation to continue to issue authorized 600,000 shares of Junior the Rights, however, will terminate on
Preferred   Stock   which   have  been    the expiration, exchange or redemption
reserved  for issuance on the exercise    of the Rights.
of the Rights.
                                               Each    Right     entitles    the
                                          registered  holder  to  purchase  from
Common Stock                              FINOVA Group 1/200th of a share of the
     The  holders of the common  stock    Junior  Preferred  Stock. The purchase
are  entitled  to one vote per  share.    price  is  $67.50  per  1/200th  of  a
FINOVA    Group's    certificate    of    share,  subject  to  adjustment  under
incorporation  does  not  provide  for    certain circumstances.
cumulative  voting in the  election of
directors.   The  board  may   declare         The  Rights  will trade only with
dividends on the common stock in its the common stock and FINOVA Group will discretion, if funds are legally not issue separate certificates for available for those purposes. On the Rights until the "Rights liquidation, common stockholders are Distribution Date." That date occurs entitled to receive pro rata any on the first to occur of the following
remaining   assets  of  FINOVA  Group,    events:
after we satisfy  or  provide  for the
satisfaction  of  all  liabilities  as
well as  obligations  on

   *  10   days    after   a    public    the tender or exchange offer,  and the
      announcement (the "Share consideration is in the same form as Acquisition Date") that a person that paid in the tender or exchange or group of persons acting offer. If the requirements of this together has become the exception are met, then the Rights
      beneficial owner of at least 20%    will expire.
      or more of FINOVA Group's common
      stock,  directly  or  indirectly         Exchange   of  Rights.   After  a
      (becoming     an      "Acquiring    person or group  becomes an  Acquiring
      Person"), or                        Person but before the Acquiring Person
                                          acquires   at   least   half   of  the
   * 10 business days after the start outstanding common stock, our board or announcement of an intention may exchange all or some of the Rights to make a tender offer or at an exchange ratio of one share of exchange offer that would result common stock for 1/200th of a share of in a person or group acting Junior Preferred Stock per Right,
      together beneficially owning 20%    subject to adjustment.
      or more of FINOVA Group's common
      stock,  directly or  indirectly.         Redemption  of  Rights.   We  may
      The board, however, may extend redeem all the Rights, but not some of that 10 business day deadline them, for $.005 per Right at any time prior to the time the person or before the earlier of 15 days after
      group   becomes   an   Acquiring    the  Share  Acquisition  Date  or  the
      Person.                             expiration date noted above. The board
                                          may  determine the  conditions,  terms
     The Rights may not be exercised and effective date for the redemption. until the Rights Distribution Date. We may pay the redemption price in The Rights will expire on February 28, cash, common stock or any other method 2002 unless we extend that date or, selected by the board. Upon unless we redeem or exchange the redemption, the right to exercise the
Rights before then.                       Rights will  terminate and the holders
                                          will only  have the  right to  receive
     The   value   of   each   1/200th    the redemption price.
interest   in  a   share   of   Junior
Preferred   Stock   is   intended   to         No  Rights   as  a   Stockholder.
approximate the value of one share of Rights holders, as Rights holders, FINOVA Group common stock, due to the have no independent rights as dividend, liquidation and voting stockholders of FINOVA Group, rights of the Junior Preferred Stock, including the right to vote or to although there can be no assurance the receive dividends, until the Rights
value will be the same.                   are exercised.

     How the Rights Work.  If a person         Antitakeover  Effects. The Rights
or group becomes an Acquiring Person, have certain antitakeover effects. The their Rights become void. The other Rights will substantially dilute the Rights holders will have the right to ownership interest in our shares of exercise their Rights, at the then any Acquiring Person. That dilution
current  exercise  price,  for  FINOVA    would   impair  the   ability  of  the
Group common stock having a market Acquiring Person to change the value of two times the exercise price composition of our board. It also of the Right. That right to purchase, would impact its ability to acquire however, will not exist if the Rights FINOVA Group on terms not approved by Distribution Date is due to a tender our board, including through a tender
or  exchange  offer  for all of FINOVA    offer  at  a  premium  to  the  market
Group's common stock and the price, other than through an offer independent members of our board conditioned on a substantial number of determine that the offer is at a fair Rights being acquired. The Rights price, on fair terms and is otherwise should not interfere with any merger in the best interests of FINOVA Group or business combination approved by
and its stockholders.                     the  board,  since we may  redeem  the
                                          Rights before they become exercisable.
     The  other  Rights  holders  also
will  have  the same  exercise  rights         Junior    Preferred   Stock   Not
described above if, after a person or Registered. The Junior Preferred Stock group becomes an Acquiring Person, is not registered with the SEC or any FINOVA Group is acquired in a merger other securities administrator. If the or business combination or at least Rights become exercisable, we intend half of our total assets and earning to register with the SEC the Junior power are sold. The exception is the Preferred Stock exchangeable for the
same as the  one  noted  in the  above    Rights.
paragraph,  provided  that  the  price
offered to the  shareholders  for each
share of common stock is not less than
that paid in

Certain Other Provisions of the                The   classification   provisions
Certificate of Incorporation, the         also could  discourage  a third  party
Bylaws and Delaware Law                   from   initiating  a  proxy   contest,
                                          tender  offer  or  other   attempt  to
     FINOVA Group's certificate of obtain control of FINOVA Group, even incorporation and bylaws contain though an attempt might be beneficial certain provisions that could make to FINOVA Group and its stockholders. more difficult our acquisition by The classification of the board thus means of a tender offer, a proxy increases the likelihood that contest or otherwise. This description incumbent directors will retain their is only a summary and does not provide positions. In addition, because the all the information contained in classification provisions may
FINOVA    Group's    certificate    of    discourage   accumulations   of  large
incorporation  and  bylaws.  To obtain    blocks  of  FINOVA  Group's  stock  by
copies of these documents, see "Where purchasers whose objective is to take You Can Find More Information" on page control of FINOVA Group and remove a
2.                                        majority    of    the    board,    the
                                          classification   of  the  board  could
     Delaware law permits a reduce the likelihood of fluctuations corporation to eliminate or limit the in the market price of the common personal liability of its directors to stock that might result from the corporation or to any of its accumulations of large blocks. stockholders for monetary damages for Accordingly, stockholders could be a breach of fiduciary duty as a deprived of certain opportunities to director, except (i) for breach of the sell their shares of common stock at a director's duty of loyalty, (ii) for higher market price than otherwise
acts or omissions not in good faith or    might be the case.
which involve  intentional  misconduct
or a knowing  violation of law,  (iii)         Number  of  Directors;   Removal;
for certain unlawful dividends and Filling Vacancies. FINOVA Group's stock purchases and redemptions or certificate of incorporation provides
(iv) for any  transaction  from  which    that,   subject   to  any   rights  of
the director derived an improper preferred stockholders to elect personal benefit. FINOVA Group's additional directors under specified certificate of incorporation provides circumstances, the number of directors that no director will be personally will be fixed in the manner provided
liable   to   FINOVA   Group   or  its    in the bylaws.  FINOVA  Group's bylaws
stockholders for monetary damages for provide that, subject to any rights of any breach of his or her fiduciary holders of preferred stock to elect
duty as a director, except as provided    directors        under       specified
by Delaware law.                          circumstances, the number of directors
                                          will  be  fixed   from  time  to  time
     Board of Directors. FINOVA exclusively by directors constituting Group's certificate of incorporation a majority of the total number of and bylaws divide the board into three directors that FINOVA Group would have classes of directors, with the classes if there were no vacancies on the to be as nearly equal in number as board, but must consist of between 3
possible.  The stockholders  elect one    and 17 directors.
class  of  directors  each  year for a
three-year term.                               In   addition,   FINOVA   Group's
                                          bylaws  provide  that,  subject to any
     The classification of directors rights of preferred stockholders, and makes it more difficult for unless the board otherwise determines, stockholders to change the composition any vacancies will be filled only by of the board. At least two annual the affirmative vote of a majority of meetings of stockholders, instead of the remaining directors, though less one, generally will be required to than a quorum. Accordingly, absent an change a majority of the board. That amendment to the bylaws, the board delay may help ensure that FINOVA could prevent any stockholder from Group's directors, if confronted by a enlarging the board and filling the
proxy  contest,   tender  or  exchange    new     directorships     with    that
offer   or   extraordinary   corporate    stockholder's own nominees.
transaction,   would  have  sufficient
time to review the proposal as well as         Under   Delaware   law,    unless
any available alternatives to the otherwise provided in the certificate proposal and to act in what they of incorporation, directors serving on believe to be the best interest of the a classified board may only be removed stockholders. The classification by the stockholders for cause. In provisions apply to every election of addition, FINOVA Group's certificate directors, regardless of whether a of incorporation and bylaws provide change in the composition of the board that directors may be removed only for would be beneficial to FINOVA Group cause and only upon the affirmative and its stockholders and whether or vote of holders of at least 80% of the
not a  majority  of  the  stockholders    voting power of all the then
believe   that   such  a   change   is
desirable.

outstanding shares of stock entitled than 20 days or delayed by more than to vote generally in the election of 70 days from that anniversary date, directors, voting together as a single then we must receive the notice
class.                                    between 90 days before the meeting and
                                          the later of the 70th day  before  the
     Stockholder   Action  by  Written    meeting or 10 days  after the  meeting
Consent;       Special       Meetings.    date is first publicly announced.
Stockholders  of FINOVA Group must act
only  through  an  annual  or  special         If the board increases the number
meeting.  Stockholders  cannot  act by    of  directors   and  if  we  have  not
written consent in lieu of a meeting. publicly announced nominees for each Only the Chairman or a majority of the open position within 80 days before whole board of FINOVA Group may call a the first anniversary of the prior special meeting. Stockholders of year's annual meeting, stockholders
FINOVA Group are not able to call a may nominate directors for the new special meeting to require that the position, but only those newly created board do so. At a special meeting, positions, if FINOVA Group's Secretary stockholders may consider only the receives the notice no later than 10
business  specified  in the  notice of    days following public  announcement of
meeting   given   by   FINOVA   Group.    that change.
Preferred  stockholders  may be  given
different   rights  from  those  noted         Stockholders     may     nominate
above.                                    directors only at a special meeting by
                                          sending appropriate notice for receipt
     The provisions of FINOVA Group's by our Secretary between the 90th day certificate of incorporation and before the meeting and the later of bylaws prohibiting stockholder action the 70th day before the meeting or the by written consent may have the effect 10th day after the first public
of   delaying   consideration   of   a    announcement of the meeting date.
stockholder  proposal  until  the next
annual   meeting,   unless  a  special         A stockholder's  notice proposing
meeting is called by the Chairman or to nominate a person for election as a at the request of a majority of the director must contain certain whole board. These provisions also information, including, without would prevent the holders of a limitation, the identity and address majority of stock from unilaterally of the nominating stockholder, the using the written consent procedure to class and number of shares of stock of take stockholder action. Moreover, a FINOVA Group beneficially owned by the stockholder could not force stockholder and all information stockholder consideration of a regarding the proposed nominee that
proposal  over the  opposition  of the    would be  required to be included in a
Chairman and the board by calling a proxy statement soliciting proxies for special meeting of stockholders prior the proposed nominee. A stockholder's to the time the Chairman or a majority notice relating to the conduct of of the whole board believes such business other than the nomination of
consideration to be appropriate.          directors    must   contain    certain
                                          information  about that  business  and
     Advance  Notice   Provisions  for    about   the   proposing   stockholder,
Stockholder       Nominations      and    including, without limitation, a brief
Stockholder Proposals. The bylaws description of the business the establish an advance notice procedure stockholder proposes to bring before for stockholders to nominate the meeting, the reasons for directors, or bring other business conducting that business at such before an annual meeting of meeting, the name and address of such
stockholders of FINOVA Group.             stockholder,  the class and  number of
                                          shares  of  stock  of   FINOVA   Group
     A person may not be nominated for beneficially owned by that stockholder a director position unless that person and any material interest of the is nominated by or at the direction of stockholder in the business so the board or by a stockholder who has proposed. If the Chairman or other given appropriate notice to FINOVA officer presiding at a meeting
Group's  Secretary  during the periods    determines   that  a  person  was  not
noted below prior to the meeting. nominated, or other business was not Similarly, stockholders may not bring brought before the meeting, in business before an annual meeting accordance with these procedures, the
unless  the   stockholder   has  given    person  will  not  be   eligible   for
FINOVA Group's Secretary appropriate election as a director, or the notice of their or its intention to business will not be conducted at the
bring   that   business   before   the    meeting, as appropriate.
meeting. FINOVA Group's Secretary must
receive  the  nomination  or  proposal         Advance  notice of nominations or
between  70 and  90  days  before  the    proposed   business  by   stockholders
first  anniversary of the prior year's    gives the board time to
annual  meeting.   If  FINOVA  Group's
annual  meeting  date is  advanced  by
more
consider  the  qualifications  of  the    or of any other  class or  series  and
proposed  nominees,  the merits of the    (x) the voting rights,  if any, of the
proposals  and,  to the extent  deemed    holders of shares of the series.
necessary  or  desirable by the board,
to  inform  stockholders  about  those         FINOVA  Group  believes  that the
matters.  The board also may recommend    ability  of the  board to issue one or
positions regarding those nominees or more series of preferred stock will proposals, so that stockholders can provide FINOVA Group with flexibility better decide whether to attend the in structuring possible future
meeting or to grant a proxy  regarding    financings  and  acquisitions,  and in
the nominee or that business.             meeting  other  corporate  needs which
                                          might arise. The authorized  shares of
     Although the bylaws do not give preferred stock, as well as shares of the board any power to approve or common stock, will be available for disapprove stockholder nominations for issuance without further action by the election of directors or proposals FINOVA Group's stockholders, unless for action, these procedures may approval is required by applicable law preclude a contest for the election of or the rules of any stock exchange or directors or the consideration of automated quotation system on which stockholder proposals if the proper FINOVA Group's securities are listed procedures are not followed, and of or traded. The NYSE currently requires discouraging or deterring a third stockholder approval in several party from conducting a solicitation instances, including where the present of proxies to elect its own slate of or potential issuance of shares could directors or to approve its own result in an increase in the number of
proposal,  without  regard to  whether    shares  of  common  stock,  or in  the
consideration   of  such  nominees  or    amount    of    voting     securities,
proposals might be harmful or outstanding of at least 20%, subject beneficial to FINOVA Group and its to certain exceptions. If the approval
stockholders.                             of FINOVA Group's  stockholders is not
                                          required for the issuance of shares of
     Preferred Stock. FINOVA Group's preferred stock or common stock, the certificate of incorporation board may determine not to seek
authorizes  the board to establish one    stockholder approval.
or more series of preferred  stock and
to  determine,  with  respect  to  any         Although   the   board   has   no
series of preferred  stock,  the terms    intention at the present time of doing
and rights of such  series,  including    so,   it  could   issue  a  series  of
(i)  the  designation  of the  series,    preferred stock that could,  depending
(ii)  the  number  of  shares  of  the    on its terms, impede a merger,  tender
series, which the board may (except offer or other takeover attempt. The where otherwise provided by the terms board will make any determination to of such series) increase or decrease issue shares with those terms based on (but not below the number of shares its judgment as to the best interests thereof then outstanding), (iii) of FINOVA Group and its stockholders. whether dividends, if any, will be The board, in so acting, could issue
cumulative  or  noncumulative  and the    preferred   stock  having  terms  that
dividend  rate of the series,  if any,    could    discourage   an   acquisition
(iv) the dates at which dividends, if attempt in which an acquiror would any, will be payable, (v) the change the composition of the board, redemption rights and price or prices, including a tender offer or other if any, for shares of the series, (vi) transaction. An acquisition attempt the terms and amounts of any sinking could be discouraged in this manner fund provided for the purchase or even if some, or a majority, of FINOVA redemption of shares of the series, Group's stockholders might believe it
(vii) the amounts payable on shares of to be in their best interests or in the series in the event of any which stockholders might receive a voluntary or involuntary liquidation, premium for their stock over the then
dissolution   or  winding  up  of  the    current market price of the stock.
FINOVA Group's affairs, (viii) whether
the  shares  of  the  series  will  be         Merger/Sale  of  Assets.   FINOVA
convertible  into  shares of any other    Group's  certificate of  incorporation
class or series, or any other provides that certain "business security, of FINOVA Group or any other combinations" must be approved by the corporation, and, if so, the holders of at least 66 2/3% of the specification of another class or voting power of the shares not owned series or another security, the by an "interested shareholder", unless conversion price or prices or rate or the business combinations are approved
rates,  any  adjustments to the prices    by
or  rates,  the  date or  dates  as of
which the shares shall be  convertible
and all  other  terms  and  conditions
upon which the conversion may be made,
(ix)  restrictions  on the issuance of
shares  of the same  series
the "Continuing Directors" or meet with any "interested stockholder" for certain requirements regarding price a three-year period following the date and procedure. The terms quoted in that the stockholder becomes an
this  paragraph  are  defined  in  the    interested  stockholder,   unless  (i)
certificate of incorporation.             prior to that date, the board approved
                                          either the business combination or the
     Amendment  of Certain  Provisions    transaction   which  resulted  in  the
of the  Certificate  of  Incorporation    stockholder   becoming  an  interested
and  Bylaws.   Under   Delaware   law,    stockholder,  (ii) on that  date,  the
stockholders may adopt, amend or interested stockholder owned at least repeal the bylaws and, with approval 85% of the voting stock of the of the board, the certificate of corporation outstanding at the time incorporation of a corporation. In the transaction commenced (excluding addition, a corporation's board may certain shares) or (iii) on or adopt, amend or repeal the bylaws if subsequent to that date, the board and allowed by the certificate of 66 2/3% of the outstanding voting incorporation. FINOVA Group's stock not owned by the interested certificate of incorporation requires stockholder approved the business a vote of (i) at least 80% of the combination. Except as specified by outstanding shares of voting stock, Delaware law, an interested voting together as a single class, to stockholder includes (x) any person amend provisions of the certificate of that is the owner of 15% or more of incorporation relating to the the outstanding voting stock of the
prohibition  of   stockholder   action    corporation,  or  is an  affiliate  or
without   a   meeting;   the   number,    associate of the  corporation  and was
election  and term of  FINOVA  Group's    the  owner  of  15%  or  more  of  the
directors;    and   the   removal   of    outstanding   voting   stock   of  the
directors; (ii) at least 66 2/3% of corporation, at any time within three the outstanding shares of voting years immediately prior to the
stock,  voting  together  as a  single    relevant  date, and (y) the affiliates
class,  to amend the provisions of the    and associates of that person.
certificate of incorporation  relating
to   approval   of  certain   business         Under   certain    circumstances,
combinations; and (iii) at least a Delaware law makes it more difficult majority of the outstanding shares of for an "interested stockholder" to
voting  stock,  voting  together  as a    enter    into     various     business
single  class,   to  amend  all  other    combinations  with a corporation for a
provisions  of  the   certificate   of    three-year      period,       although
incorporation.      FINOVA     Group's    stockholders may adopt an amendment to
certificate of  incorporation  further    a    corporation's    certificate   of
provides   that  the   bylaws  may  be    incorporation  or bylaws excluding the
amended by the board or by the corporation from those restrictions. affirmative vote of the holders of at However, FINOVA Group's certificate of least 80% of the voting power of the incorporation and bylaws do not
outstanding  shares of  voting  stock,    exclude    FINOVA   Group   from   the
voting  together  as a  single  class.    restrictions  imposed  under  Delaware
These       supermajority       voting    law. These  provisions of Delaware law
requirements  make  the  amendment  by    may encourage companies  interested in
stockholders of the bylaws or of any acquiring FINOVA Group to negotiate in of the provisions of the certificate advance with the board, since the of incorporation described above more stockholder approval requirement would difficult, even if a majority of be avoided if a majority of the board FINOVA Group's stockholders believe approves either the business that amendment would be in their best combination or the transaction which
interests.                                results in the stockholder becoming an
                                          interested stockholder.
     Antitakeover Legislation. Subject
to certain  exceptions,  Delaware  law
does not allow a corporation to engage
in a  business  combination


                        DESCRIPTION OF DEPOSITARY SHARES

     The following  summary of certain    General
provisions  of the Deposit  Agreement,
the  depositary  shares and depositary         We may offer fractional interests
receipts is not complete. You should in shares of preferred stock, instead refer to the forms of Deposit of shares of preferred stock. If we Agreement and depositary receipts do, we will have a depositary issue to relating to each series of preferred the public receipts for depositary stock that will be filed with the SEC. shares, each of which will represent To obtain copies of these documents, fractional interests of a particular
see   "Where   You   Can   Find   More    series of preferred stock.
Information" on page 2.

     We  will  deposit  shares  of any    Conversion and Exchange
series of preferred  stock  underlying
the depositary shares under a separate         If any series of preferred  stock
Deposit    Agreement   (the   "Deposit    underlying  the  depositary  shares is
Agreement") between us and a bank or subject to conversion or exchange, trust company selected by us having each record holder of depositary its principal office in the U.S. and receipts may convert or exchange the having a combined capital and surplus depositary shares represented by those
of at least $50  million.  Subject  to    depositary receipts.
the  terms of the  Deposit  Agreement,
each owner of  depositary  shares will    Redemption of Depositary Shares
be  entitled,  in  proportion  to  the
applicable   fractional  interests  in         If  a  series  of  the  preferred
shares of preferred stock underlying stock underlying the depositary shares the depositary shares to all the is subject to redemption, the
rights   and    preferences   of   the    depositary  will redeem the depositary
preferred    stock    underlying   the    shares from the  proceeds  received by
depositary shares. Those rights the depositary in the redemption, in include dividend, voting, redemption, whole or in part, of the series of the
conversion and liquidation rights.        preferred    stock    held    by   the
                                          depositary.  The depositary  will mail
     The  depositary  shares  will  be    notice of  redemption  within 30 to 60
evidenced   by   depositary   receipts    days  prior  to  the  date  fixed  for
issued under the Deposit Agreement. redemption to the record holders of Individuals purchasing the fractional the depositary shares to be redeemed interests in shares of the related at their addresses appearing in the series of preferred stock will receive depositary's books. The redemption depositary receipts according to the price per depositary share will equal terms of the offering described in the the applicable fraction of the
supplement.                               redemption  price per share payable on
                                          such  series of the  preferred  stock.
Dividends and Other Distributions         Whenever we redeem shares of preferred
                                          stock  held  by  the  depositary,  the
     The depositary will distribute depositary will redeem as of the same all cash dividends or other cash redemption date, the number of distributions received for the depositary shares representing the preferred stock to the record holders preferred stock. The depositary shares of depositary shares representing the to be redeemed will be selected by lot preferred stock in proportion to the or pro rata as determined by the number of depositary shares owned by depositary when less than all those holders on the relevant record outstanding depositary shares will be
date. The depositary  will  distribute    redeemed.
only   the   amount    that   can   be
distributed without attributing to any         After the  redemption  date,  the
holder of depositary shares a fraction depositary shares redeemed will no of one cent. The undistributed balance longer be outstanding. When this will be added to and treated as part occurs, all rights of the holders will
of the  next  amount  received  by the    cease,  except  the  right to  receive
depositary for  distribution to record    money,  securities  or other  property
holders of depositary shares.             payable upon such  redemption  and any
                                          money,  securities  or other  property
     If there is a distribution other that the holders of depositary shares than in cash, the depositary will were entitled to on the redemption distribute property received by it to upon surrender to the depositary of the record holders of depositary the depositary receipts evidencing the
shares, in proportion, if possible, to    depositary shares redeemed.
the number of depositary  shares owned
by   those    holders,    unless   the    Voting the Preferred Stock
depositary      determines      (after
consulting  with  us)  that it  cannot         Upon  receipt  of  notice  of any
make the distribution. If this occurs, meeting at which the holders of the the depositary may, with our approval, preferred stock are entitled to vote, sell the property and distribute the the depositary will mail all relevant net proceeds from the sale to the information to the record holders of
holders of depositary shares.             the depositary shares representing the
                                          preferred  stock.  The record  holders
     The Deposit Agreement also will may instruct the depositary how to state how any subscription or similar vote the shares of preferred stock rights offered by us to holders of the underlying their depositary shares. preferred stock will be made available The depositary will try, if practical,
to holders of depositary shares.          to
vote the number of shares of preferred    Resignation and Removal
stock underlying the depositary shares    of Depositary
according to the instructions,  and we         The   depositary  may  resign  by
will agree to take all reasonable delivering notice to us, and we may action requested by the depositary so remove the depositary. Resignations or the depositary may follow the removals will take effect upon the
instructions.                             appointment   and   acceptance   of  a
                                          successor depositary.  We must appoint
Amendment and Termination of              a successor  depositary within 60 days
Depositary Agreement                      after   delivery   of  the  notice  of
     The  form of  depositary  receipt    resignation or removal.  The successor
and  any   provision  of  the  Deposit    depositary  must  be a bank  or  trust
Agreement may be amended by agreement company having its principal office in between us and the depositary. the U.S. and having a combined capital
However, any amendment that materially    and surplus of at least $50 million.
and adversely alters the rights of the
existing holders of depositary  shares    Miscellaneous
will not be effective  unless approved         The  depositary  will send to the
by the  record  holders  of at least a    holders  of   depositary   shares  all
majority of the depositary shares then reports and communications from us outstanding. We or the depositary may that we must furnish to the holders of
only  terminate the Deposit  Agreement    preferred stock.
if   (a)   all   related   outstanding
depositary  shares have been  redeemed         We and the depositary will not be
or (b) there has been a final liable if we are prevented or delayed distribution of the preferred stock of by law or any circumstance beyond our the relevant series in connection with control in performing our obligations our liquidation, dissolution or under the Deposit Agreement. Those winding up and that distribution has obligations will be limited to been distributed to the holders of the performance in good faith of duties
related depositary shares.                set forth in the Deposit Agreement. We
                                          and  the   depositary   will   not  be
Charges of Depositary                     obligated  to  prosecute or defend any
     We will pay all transfer and legal proceeding connected with any other taxes and governmental charges depositary shares or preferred stock arising solely from the existence of unless satisfactory indemnity is the depositary arrangements. We will furnished. We and the depositary may pay associated charges of the rely upon written advice of counsel or depositary for the initial deposit of accountants, or information provided the preferred stock and any redemption by persons presenting preferred stock of the preferred stock. Holders of for deposit, holders of depositary depositary shares will pay transfer shares, or other persons believed to
and  other   taxes  and   governmental    be competent and on documents believed
charges and any other  charges  stated    to be genuine.
in  the  Deposit  Agreement  to be for
their accounts.


                             DESCRIPTION OF WARRANTS

     We may issue warrants for the solely as our agent for the warrants purchase of debt securities, preferred and will not act for or on behalf of stock or common stock. We may issue the holders or beneficial owners of
warrants   independently  or  together    warrants.   This  summary  of  certain
with debt securities,  common stock or    provisions  of  the  warrants  is  not
preferred stock or attached to or complete. You should refer to the separate from the offered securities. provisions of the Warrant Agreement We will issue each series of warrants that will be filed with the SEC as under a separate warrant agreement (a part of the offering of any warrants. "Warrant Agreement") between us and a To obtain a copy of this document, see
bank  or  trust  company,  as  warrant    "Where You Can Find More  Information"
agent.  The  warrant  agent  will  act    on page 2.

                              PLAN OF DISTRIBUTION

     FINOVA  Group and FINOVA  Capital         FINOVA  Group and FINOVA  Capital
may  offer   securities   directly  or    or  the  underwriters  or  agents  may
through underwriters, dealers or solicit offers by institutions agents. The supplement will identify approved by us to purchase securities those underwriters, dealers or agents under contracts providing for future and will describe the plan of payment. Permitted institutions distribution. If we do not name a firm include commercial and savings banks, in the supplement, that firm may not insurance companies, pension funds, directly or indirectly participate in investment companies, educational and any underwriting of those securities, charitable institutions and others. although it may participate in the Certain conditions apply to those
distribution   of   securities   under    purchases.
circumstances   entitling   it   to  a
dealer's    allowance    or    agent's         Any  underwriter  may  engage  in
commission.                               over-allotment,            stabilizing
                                          transactions,      short      covering
     Any underwriting agreement transactions and penalty bids in probably will entitle the underwriters accordance with Regulation M under the to indemnity against certain civil Securities Exchange Act of 1934.
liabilities under the Federal Over-allotment involves sales in securities laws and other laws. The excess of the offering size, which underwriters' obligations to purchase creates a short position. Stabilizing securities will be subject to certain transactions permit bids to purchase conditions and generally will require the underlying security so long as the them to purchase all of the securities stabilizing bids do not exceed a
if any are purchased.                     specified   maximum.   Short  covering
                                          transactions  involve purchases of the
     Unless  otherwise  noted  in  the    securities  in the open  market  after
supplement, the securities will be the distribution is completed to cover offered by the underwriters, if any, short positions. Penalty bids permit
when,   as  and  if   issued   by  us,    the  underwriters to reclaim a selling
delivered   to  and  accepted  by  the    concession  from  a  dealer  when  the
underwriters   and  subject  to  their    securities   originally  sold  by  the
right to reject  orders in whole or in    dealer  are  purchased  in a  covering
part.                                     transaction to cover short  positions.
                                          Those  activities  may cause the price
     FINOVA Group and FINOVA Capital of the securities to be higher than it may sell securities to dealers, as would otherwise be. If commenced, the principals. Those dealers then may underwriters may discontinue those
resell the securities to the public at    activities at any time.
varying  prices  set by those  dealers
from time to time.                             The supplement will set forth the
                                          anticipated   delivery   date  of  the
     FINOVA  Group and FINOVA  Capital    securities being sold at that time.
also  may  offer  securities   through
agents.  Agents  generally  act  on  a
"best   efforts"  basis  during  their
appointment,   meaning  they  are  not
obligated to purchase securities.

     Dealers   and   agents   may   be
entitled   to    indemnification    as
underwriters  by  us  against  certain
liabilities    under    the    Federal
securities laws and other laws.


                                  LEGAL MATTERS

     Unless otherwise noted in a Capital, will pass on the legality of supplement, William J. Hallinan, Esq., the securities offered through this Senior Vice President-General Counsel prospectus and any supplement. Brown & of FINOVA Group and FINOVA Capital, or Wood LLP will act as counsel for any Richard Lieberman, Esq., Vice underwriters or agents, unless
President-Assistant General Counsel of    otherwise noted in a supplement.
FINOVA  Group  and  Assistant  General
Counsel of FINOVA

                                     EXPERTS

     Deloitte & Touche LLP, The financial statements are independent auditors, have audited the incorporated into this prospectus by financial statements for FINOVA Group reference in reliance upon their and FINOVA Capital incorporated in report given upon their authority as
this  prospectus by reference from our    experts in accounting and auditing.
Annual Reports on Form 10-K.

==================================================    ==================================================

You should rely only on the information  contained                       $100,000,000
in  or   incorporated   by   reference   in   this
prospectus.  We have  authorized no one to provide
you with different information.                                           FINOVA(R)

We are not making an offer of these  securities in
any location where the offer is not permitted.
                                                                  FINOVA CAPITAL CORPORATION
You should not assume that the information in this
prospectus,  including information incorporated by
reference,  is  accurate as of any date other than
the date on the front of the prospectus.                        6.15% Notes Due March 31, 2003

              ----------------------
                 Table of Contents



                                             Page
                                             ----
               Prospectus Supplement

FINOVA Capital Corporation ................   S-2
Note Terms ................................   S-2
Underwriting ..............................   S-3

                    Prospectus                                           ----------
                                                                         PROSPECTUS
Where You Can Find More Information........     2                        SUPPLEMENT
The Companies .............................     2                        ----------
Selected Financial Information ............     5
Ratio Of Income To Total Fixed Charges.....     5
Ratio Of Income To Combined Fixed
 Charges And Preferred Stock Dividends.....     5
Special Note Regarding Forward-Looking
 Statements ...............................     6
Use Of Proceeds ...........................     6
Description Of Debt Securities ............     7                Citicorp Securities, Inc.
Description Of Capital Stock ..............    13
Description Of Depositary Shares ..........    18
Description Of Warrants ...................    20
Plan Of Distribution ......................    21
Legal Matters .............................    21                      March 17, 1998
Experts ...................................    22

=================================================     ==================================================